Exhibit 10.1

December 20, 2006

Alan Stewart

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Dear Alan:

We are party to a letter agreement with you dated March 14, 2005 under which you were entitled to certain severance protections. With the completion of our initial pubic offering and our entry into a Severance Protection Agreement dated September 27, 2006 (the “Severance Protection Agreement”) with you in connection with the offering, the prior letter agreement is partially superseded and in some respects outdated. We note that the Severance Protection Agreement was intended to, and does, apply by its terms only to severance protection following a “Change in Control” as defined in that Agreement. This letter does not amend or modify those protections, as this letter is not intended to have any effect following such a Change in Control.

Subject to the foregoing limitations, in consideration of termination of our March 14, 2005 letter agreement, to which you hereby agree, and your ongoing and valuable service to ICF International, Inc. and its affiliates (collectively, the “Company”), the Board of Directors has determined to extend to you the protections detailed below.

In the event your employment by the Company is terminated for any reason other than your voluntary resignation or “Cause” as defined in the Severance Protection Agreement referred to above, or in the event of your voluntary resignation within 30 days after (a) a material diminution of your responsibilities, (b) any reduction of your base compensation or potential annual performance bonus award, or (c) a relocation of your primary workplace to a location more than 15 miles from its present location, you will be entitled to receive, in addition to continuation of your compensation and benefits through the effective date of termination (including payment of any accrued but unpaid amounts as required by the terms of any bonus, incentive or other employee benefit plan or program of the Company), the following: (i) continuation of your base salary in effect on the date of termination of your employment for a period equal to the longer of (x) 12 months from the date of termination of your employment and (y) the period during which you are subject to non-competition restrictions (such period, the “Protection Period”) plus an amount equal to the average bonus or incentive payment you received from the Company in respect of your most recent three complete years of employment by the Company, such amounts to be paid in semi-monthly installments during the Protection Period; (ii) continuation of your family health and dental insurance during the Protection Period on the same terms in effect as of the date of termination of your employment with eligibility for benefits mandated by Federal COBRA laws thereafter; and (iii) accelerated vesting as of the date of termination of your employment of all unvested portions of stock options, restricted stock units or other equity interests, and any shares of restricted stock, previously issued to you, with any such equity interests to remain exercisable for the balance of their terms (subject only to such changes as may be required by applicable law).

Your entitlement to these benefits will be subject to your compliance with the terms of other agreements between you and the Company that have effect following termination of your employment.

If you desire to accept these benefits, please sign and date where indicated below, whereupon this letter will become an agreement between you and the Company. As to the matters expressly dealt with herein, when accepted by you this letter agreement will supersede the Company’s general severance policies as in effect from time to time as otherwise applicable to you. As stated above, this letter agreement will not apply following a “Change in Control” as defined in the Severance Protection Agreement.

                    , 2006

This agreement expires two years from the date of execution by the Company, provided that the expiration of this agreement at a time after benefits are triggered hereunder shall not shorten the duration of such benefits.

Very truly yours,

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan, Chairman and Chief Executive Officer

Date: December 20, 2006

ACCEPTED AND AGREED:

By:	/s/ Alan R. Stewart
Print Name: Alan R. Stewart

Date:	December 20, 2006